content="text/html; charset=iso-8859-1"> Industrial Services of America, Inc. Ex. 10.27 to Form 10-Q
PROMISSORY NOTE

Borrower:	Industrial Services of America, Inc.	Lender:	Bank of Louisville
7100 Grade Lane	a Kentucky banking corporation
Louisville, KY 40232	500 West Broadway
P.O. Box 1101
Louisville, KY 40201-1101

Principal Amount: $1,500,000.00	Date of Note: May 31, 2001

PROMISE TO PAY: Industrial Services of America, Inc. ("Borrower") promises to pay to Bank of Louisville ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million Five Hundred Thousand & 00/100 Dollars ($1,500,000.00), together with interest on the unpaid principal balance from May 31, 2001, until paid in full.

PAYMENT: Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 59 regular payments of $30,000.00 each and one irregular last payment estimated at $13,833.48. Borrower's first payment is due June 30, 2001, and all subsequent payments are due on the last day of each month after that. Borrower's final payment will be due on May 31, 2006, and will be for all principal and all accrued interest not yet paid. Payments including principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE: The interest rate on this Note is subject to change from time to time based on changes in an index which is Lender's Prime Rate (the "Index"). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. The rate of interest shall be adjusted from time to time on the same day of which the "prime rate" is changed by Lender. Borrower understands that Lender may make loans based on other rates as well. Prior to adding or subtracting any margin to the Index, the Index is rounded up to the nearest 0.001 per cent, resulting in a current rounded Index of 7.000%. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the Index, rounded up to the nearest 0.001 percent. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

PREPAYMENT: Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full," "without recourse," or similar language. If Borrower sends such a payment, lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Bank of Louisville, a Kentucky banking corporation, 500 West Broadway, P.O. Box 1101, Louisville, KY 40201-1101.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $20.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 6.000 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for this dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in the ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This note will be governed by, construed and enforced in accordance with federal law and the laws of the Commonwealth of Kentucky. This Note has been accepted by Lender in the Commonwealth of Kentucky.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon lender's request to submit to the jurisdiction of the courts of Jefferson County, Commonwealth of Kentucky.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $20.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

FINAL AGREEMENT. THE UNDERSIGNED REPRESENTS AND AGREES THAT: (A) THIS AGREEMENT, TOGETHER WITH THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND/OR REFERRED TO HEREIN (COLLECTIVELY, THE "LOAN DOCUMENTS") REPRESENT THE FINAL AGREEMENT BETWEEN THE UNDERSIGNED AND THE LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THE TERM "PARTIES" MEANS BANK OF LOUISVILLE AND ANY AND ALL ENTITIES OR INDIVIDUALS WHO ARE OBLIGATED, DIRECTLY OR INDIRECTLY, TO REPAY THE INDEBTEDNESS REPRESENTED BY THIS NOTE OR HAVE PLEDGED PROPERTY AS SECURITY FOR THE INDEBTEDNESS REPRESENTED BY THIS NOTE.

FURTHER TO FINANCIAL STATEMENTS COVENANT. Upon Lender's request, monthly no later than the 15th of each month, Borrower will provide Lender with the periodic financial statements described in the provisions above marked "Financial Statements".

CROSS-COLLATERALIZATION. The Note and loan documents executed in connection with the Note shall be consolidated and coordinated such that the collateral held by the Lender with respect to any other loans or promissory note shall extend and secure the repayment in full to the Lender of any and all loans and promissory notes from Borrower, notwithstanding the fact that the Lender may hold separate notes, commitment letter, liens security agreements, guaranties, mortgages, assignments of rents, or other documents with respect to any other loans.

ADDITIONAL PROVISION. Notwithstanding any provisions to the contrary in the Section titled "PAYMENT," Borrower understands that if the interest rate applicable to this Note goes up or down, Lender may recalculate the monthly principal and interest payment so as to fully and evenly amortize the outstanding principal balance of this Note over the remainder of its term.

LOAN DOCUMENTS. This Note is and shall continue to be governed by the Loan Agreement dated November 20, 2000 and the Security Agreement dated May 31, 2001.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

INDUSTRIAL SERVICES OF AMERICA, INC.

By: /s/ Timothy W. Myers
Timothy W. Myers, President of Industrial Services
of America, Inc.